EXHIBIT 99.1

        News                       RE:
        Bulletin                     STARBASE CORPORATION
                                     18872 MacArthur Boulevard Suite 300
                                     Irvine, California 92612
                                     NASDAQ: SBAS
        From:

        FRB
        The Financial Relations Board, Inc.

        For further information:

        AT THE COMPANY:            AT THE FINANCIAL RELATIONS BOARD:
        William R. Stow III        Fiona Ross/Rebecca Bergman
        Chairman                   General Information
        (714) 442-4400             11611 San Vicente BL., #700
                                   (310) 442-0599

        Donald R. Farrow           Renee Law
        President                  Analyst Contact
        (714) 442-4400             11611 San Vicente BL., #700
                                   Los Angeles, CA 90049
                                   (310) 442-0599

                   STARBASE CORPORATION ANNOUNCES MANAGEMENT REALIGNMENT
         MARKET FOCUS ON APPLICATION AND WEB SITE DEVELOPMENT SOFTWARE CONTINUES

         IRVINE, CA, January 14, 1997 - StarBase Corporation (NASDAQ: SBAS), a provider of integrated team software configuration management (SCM) tools, announced today an executive management realignment.

         As part of StarBase's executive management realignment, Alan M. Davis, director, President and Chief Executive Officer and Robert W. Leimena, Chief Financial Officer have resigned from those positions. Donald R. Farrow, StarBase's Vice President of Sales and Marketing has been named President and will assume all responsibilities for the Company's day-to-day operations. Farrow's background includes positions at Symantec, where he was Vice President of Sales, and Menlo Corporation where he held the positions of President and Chief Operating Officer. William R. Stow III will remain as Chairman of the Board. Mr. Davis and Mr. Leimena will serve as consultants to the Company.

         Additionally, the Company announced that Roger C. Ferguson, Gary Gratny and Michael Lyons have resigned from the Company's Board of Directors. Daniel Ginns, Chairman and CEO of Datametrics Corporation in Woodland Hills, California, has joined StarBase Board.

         Mr. Stow said, "Al Davis and Robert Leimena joined StarBase about a year ago when the Company was making a difficult transition from a purely development organization to a fully functional technology company. Al and Robert were responsible for bringing in a new management team to take the Company to the next level. This has now
         occurred.   Al  and  Robert  have  put  in  place  the  infrastructure, organization and methodologies that allow the Company to focus on providing our customers with innovative products and outstanding service. I believe that their efforts have made a significant difference in moving the Company forward." Mr. Stow added, "Roger, Gary and Michael have each contributed a great deal of guidance during this transition period. I am grateful for their efforts on behalf of the Company."



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         "We are pleased to have been able  to assist StarBase during this transitional period," stated Mr. Davis. "Now that this transition is successfully completed, it is time for the Company to move forward with this realignment of the management team and Board of Directors."

         I am excited by the appointment of Don Farrow as the new President of StarBase," Mr. Stow said. "As Vice President of Marketing and Sales, he developed a sound marketing strategy and a strong marketing and sales organization. In 1996, we established StarBase as a leader in the SCM market with a number of analyst endorsements, industry awards, and corporate alliances. We have experienced significant sales growth as a result of building a multi - channel sales organization which includes direct sales, distribution, OEM and international. With Don at the helm, we're looking forward to continued growth from this successful foundation."

         StarBase, with headquarters in Irvine, California, offers a full range of SCM products designed to fill the needs of application and web site developers and teams. StarBase offers Integrated Team Environments
         (ITE) that focus on larger team issues affecting delivery of applications and web sites on time and on budget. StarTeam has won several awards including PC Week Analyst Choice (10/96), PC Week IT Excellence Award (4/96) and PC Week LABS Top Product of 1995 (12/95). More information is available by calling (888)-STAR700 or at the Company's web site: http://www.starbasecorp.com.

             StarBase and StarTeam are trademarks of StarBase Corporation

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